Exhibit 99.(k)(8)

EXECUTION VERSION

AMENDMENT NO. 1 TO CREDIT AGREEMENT

AMENDMENT NO. 1, dated as of March 9, 2012 (this “Amendment”), to the Credit Agreement, dated as of March 11, 2011, between Avenue Income Credit Strategies Fund, a Delaware statutory trust (the “Borrower”), and The Bank of Nova Scotia (the “Bank”) (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

RECITALS

I.                                        Capitalized terms used herein and not herein defined shall have the respective meanings ascribed thereto in the Credit Agreement.

II.                                   The Borrower desires to amend the Credit Agreement upon the terms and conditions herein contained, and the Bank has agreed thereto upon the terms and conditions herein contained.

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Section 1.1 of the Credit Agreement is hereby amended by inserting the following defined terms therein in appropriate alphabetical order:

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means, with respect to any Person, such Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with such Person, are treated as a single employer under Section 414 of the Code.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA that is subject to ERISA and to which any member of an ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of such ERISA Group during such five year period.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (a) is maintained, or contributed to, by any member of an ERISA Group for employees of any member of an ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of an ERISA Group for employees of any Person which was at such time a member of an ERISA Group.

2.                                      The defined term “Applicable Rate” contained in Section 1 of the Credit Agreement is hereby amended by replacing the percentage “1.00%” in each instance it appears therein with the percentage “0.90%”.

3.                                      The defined term “Commitment Fee Rate” contained in Section 1 of the Credit Agreement is hereby amended by (i) replacing the percentage “0.15%” contained therein with the percentage “0.10%”, and (ii) replacing the percentage “0.30%” contained therein with the percentage “0.15%”.

4.                                      The defined term “Change in Law” contained in Section 1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Change in Law” means (a) the adoption of any law, rule or regulation after the date hereof, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date hereof or (c) compliance by the Bank (or, for purposes of Section 3.3(b), by any lending office of the Bank or by the Bank’s holding company) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date hereof; provided that for purposes of this Credit Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act, all requests, rules, guidelines or directives in connection therewith and all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, shall be deemed to have been adopted and become effective after the date hereof.

5.                                      Clause (a) of the defined term “Ineligible Asset Value” contained in Section 1 of the Credit Agreement is hereby amended and restated in its entirety, as follows:

(a)                                 the excess, if any, of (i) the aggregate Value, without duplication, of all Illiquid Investments of the Borrower and all Level III Assets, over (ii) an amount equal to 10% of Total Net Assets.

6.                                      The defined term “Ineligible Asset Value” contained in Section 1 of the Credit Agreement is hereby amended by (i) adding the word “and” after the semi-colon in clause (i), (ii) deleting clauses (k), (l), and (m) thereof, and (iii) replacing the semi-colon which appears at the end of clause (j) thereof with a period.

7.                                      The defined term “Scheduled Commitment Termination Date” contained in Section 1 of the Credit Agreement is hereby amended by (i) deleting the date “March 9, 2012” contained therein and (ii) replacing it with the date “March 8, 2013”.

8.                                      Section 2.3(a) of the Credit Agreement is hereby amended by adding the following sentence to the end thereof:

In the event that the Fundamental Policies are amended, supplemented, or otherwise modified, the Commitment shall immediately reduce to $0 and terminate.

9.                                      Section 2.4 of the Credit Agreement is hereby amended by (i) replacing “(c)” with “(d)” and (ii) adding a new clause (c) as follows:

(c)                                  If the Loan Balance shall exceed the Commitment at any time, the Borrower shall immediately repay the Loans so that the Loan Balance does not exceed the Commitment. Any such repayment shall be accompanied with any accrued and unpaid interest, fees and other amounts due hereunder.

10.                               Article IV of the Credit Agreement is hereby amended by adding a new Section 4.17 thereto as follows:

Section 4.17 ERISA

The Borrower is not, and has not been in the last five (5) years, a member of an ERISA Group that has any liability in respect of any Plan or Multiemployer Plan subject to ERISA. None of the following (individually or collectively) constitute a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available: (i) the execution and delivery of the Loan Documents, (ii) the incurrence of any obligation under the Loan Documents, (iii) the making of any Loan, (iv) the payment by the Borrower of any principal, interest, fee or other sum owing under the Loan Documents, or (v) the consummation of any other transaction contemplated by the Loan Documents.

11.                               Section 7.5 of the Credit Agreement is hereby amended by (i) deleting the symbol “(a)” contained therein and (ii) deleting the phrase “or (b) amend or otherwise modify the Fundamental Policies”.

12.                               Paragraphs 1 — 11 of this Amendment shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(i)                                     the Bank shall have received from the Borrower either (a) a counterpart of this Amendment executed on behalf of the Borrower or (b) written evidence satisfactory to the Bank (which may include telecopy transmission of a signed signature page of this Amendment) that the Borrower has executed a counterpart of this Amendment;

(ii)                                  The Bank shall have received a certificate of the Secretary or Assistant Secretary of the Borrower, dated the Amendment Effective Date, in form and substance reasonably satisfactory to the Bank (i) attaching a true complete and correct copy of the resolutions of the Board authorizing this Amendment and the transactions contemplated hereby, (ii) certifying that such resolutions are duly adopted, in full force and effect, and have not been amended or modified, (iii) certifying that the Borrower’s Organization Documents have not been amended or modified since March 11, 2011, or if so, attaching a true, correct and complete copy of each amendment or modification thereof, and (iv) certifying as to the incumbency of the Borrower’s officer or officers who may sign this Amendment, including therein a signature specimen of such officer or officers;

(iii)                               The Bank shall have received written opinions from counsel to the Borrower in form and substance reasonably acceptable to the Bank; and

(iv)                              the Borrower shall have paid all reasonable out-of-pocket fees and disbursements incurred by the Bank (including, without limitation, legal fees and disbursements of counsel to the Bank) in connection herewith.

13.                          The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document and all of its obligations thereunder, (b) agrees and admits that it has no defense to or offset against any such obligation, and (c) represents and warrants that, as of the date of execution and delivery hereof by the Borrower, no Default has occurred and is continuing.

14.                          In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

15.                          This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

16.                          THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AVENUE INCOME CREDIT STRATEGIES FUND

By:	/s/ Randolph Takian
Name:	Randolph Takian
Title:	Chief Executive Officer and President

Avenue Income Credit Strategies Fund - Amendment No. 1 to Credit Agreement

THE BANK OF NOVA SCOTIA

By:	/s/ Thane Rattew
Name:	Thane Rattew
Title:	Managing Director

Avenue Income Credit Strategies Fund - Amendment No. 1 to Credit Agreement